EXHIBIT 99.1

Moldflow Announces Substantial Growth in Second Fiscal Quarter Revenue
                             and Earnings

    WAYLAND, Mass.--(BUSINESS WIRE)--Jan. 27, 2005--

-- Second quarter revenue grows 53% year over year to $16.3 million -- Quarterly earnings per share more than double on a year-over-year basis
--  Increases outlook for fiscal 2005

    Moldflow Corporation (NASDAQ:MFLO) today announced the results for its second fiscal quarter of 2005. Driven by strong sales performances in all regions and business segments, worldwide revenue of $16.3 million for the quarter ended December 25, 2004 represented a 53% increase from the corresponding quarter of fiscal 2004. For the second fiscal quarter of 2005, Moldflow reported net income, as measured under generally accepted accounting principles ("GAAP"), of $1.6 million, or $0.14 per diluted share, compared to net income of $595,000, or $0.06 per diluted share, during the same quarter of fiscal 2004.
    For the first six months of fiscal 2005, revenue of $30.2 million increased 50% over the corresponding period of the prior year. Net income for the first six months of fiscal 2005 of $3.4 million, or $0.29 per diluted share, was up from $1.0 million, or $0.10 per diluted share in the same period of fiscal 2004.
    Roland Thomas, Moldflow's president and CEO said, "I am pleased that our second quarter results further validate the progress we are making toward our longer-term financial performance and operating goals. This quarter, we expanded our revenue opportunities to show greater than expected growth on both the top and bottom lines. Our operating performance was driven by increased sales to the automotive and electronics industries in Europe and Asia and the consumer goods and packaging industries in the Americas. Investments in our product offerings were made by a wide range of new and existing customers that understand the value that optimizing their design-to-manufacture process brings to their organization, which continues to validate our product strategy."
    Thomas continued, "During the quarter, we further enhanced our leadership position through new product releases and strategic partnership agreements. In our Design Analysis business, we released version 7.1 of our market leading Moldflow Plastics Advisers(R) product, providing a range of new customer-driven features designed to significantly enhance productivity. Further, we announced an agreement with Elysium Company, Ltd. under which Moldflow will resell a customized version of Elysium's geometry translation and repair product known as Moldflow CAD Doctor. This product simplifies the analysis of 3D CAD data while still producing optimized models for use with our predictive software applications."
    "In our Manufacturing Solutions business, we extended our global distribution network through an agreement with Yudo Company, Ltd., one of Asia's largest suppliers of hot runner systems. This agreement considerably expands our reach into the Asian market for our Manufacturing Solutions products and continues the process of establishing Moldflow as a top-tier solution provider in this market. During the quarter, we also further developed our sales channels in the European and Asia Pacific regions with the addition of 11 new indirect and direct representatives to support our efforts in this business segment," noted Thomas.
    He concluded, "The continuing pace of growth in technology investments clearly illustrates the success of our strategy to provide the most technologically advanced products available with an extended distribution reach. The momentum we have established during the first half of this fiscal year has put us in a strong position to build on our successes and strengths and we are enthusiastic about the remainder of the fiscal year."

    Second Quarter Highlights

    Total revenue for the second fiscal quarter of 2005 of $16.3 million represented an increase of 53% over the same period in the prior year. Excluding the impact of movements in foreign currency exchange rates, total revenue in local currencies increased 47% over the corresponding period of the prior year. On a sequential basis, total revenue in the second fiscal quarter increased 16% from the first fiscal quarter of 2005, while the increase in revenue on a constant currency basis was 13%.
    Driven by a strong performance by our Design Analysis Solutions business segment and increased customer investment in our hot runner process control products, total product revenue for the second fiscal quarter of 2005 of $9.6 million increased by 87% over the same quarter of fiscal 2004 and increased 21% from the preceding quarter. On a constant currency basis, product revenue increased 80% over the same quarter of fiscal 2004 and increased 17% sequentially. Services revenue, primarily comprised of revenue from annual maintenance and support contracts, was $6.7 million for the second quarter of fiscal 2005, up 21% from the same quarter in fiscal 2004 and up 11% from the preceding quarter. On a constant currency basis, services revenue increased 16% from the same quarter in fiscal 2004 and increased 7% from the preceding quarter.
    Revenue from the Design Analysis Solutions segment totaled $12.2 million during the second quarter of 2005, representing 75% of total revenue and increased 32% over the same quarter of the prior year. Second quarter revenue from the Manufacturing Solutions segment totaled $4.1 million, contributing 25% of total revenue, and increased 192% over the second quarter of fiscal 2004.
    On a regional basis, revenue in Europe represented 38% of total revenue for the second quarter of fiscal 2005, while revenue in the Americas and Asia Pacific regions represented 32% and 30% of total revenue, respectively. In total, approximately 86 new customers were added during the quarter.
    As of December 25, 2004, the Company had $53.0 million in cash and marketable securities and no long-term debt. Cash flow from operations for the first six months of fiscal 2005 was $454,000 and capital expenditures, including capitalized software development costs, were $1.1 million.

    Business Outlook

    The current business outlook is based on information as of January 27, 2005 and is current as of that day only. Moldflow expects revenue for the third fiscal quarter of 2005 to be between $16.5 million and $17.2 million and net income per diluted share, measured under GAAP, to be between $0.12 and $0.14 per share, assuming an effective income tax rate of approximately 31%. For the full fiscal year, Moldflow expects revenue between $64 million and $66 million, with expected net income per diluted share to be in the range of $0.56 to $0.62.

    Financial Results

    The unaudited condensed consolidated financial statements for the second fiscal quarter ended December 25, 2004 follow.

    Information Dissemination

    Moldflow will host a conference call to discuss the second quarter of fiscal 2005 results and future outlook at 11:00 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investors section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of automation and optimization software, enabling hardware and hot runner process control solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow Plastics Labs (MPL) offers state-of-the-art material testing and consulting services. Its extensive materials database is also used in Moldflow software products. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia. For more information, visit www.moldflow.com.

    Note to Editors: Moldflow, Moldflow Plastics Advisers, and
Moldflow CAD Doctor are trademarks or registered trademarks of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments,
(ii) the business impact of new product introductions including Moldflow Plastics Advisers 7.1 and the Moldflow CAD Doctor, and (iii) the Company's business outlook including revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Analysis products, (ii) with respect to the business impact of new product introductions including Moldflow Plastics Advisers 7.1 and the Moldflow CAD Doctor, the risk that such products will not achieve market acceptance, which could lead to lower revenues in this and other fiscal quarters, and (iii) with respect to the Company's business outlook, the risks that a continued weak world economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenue differs materially from that projected, that the costs of complying with provisions of the Sarbanes-Oxley Act of 2002 are greater than expected, and that changes in US or foreign tax legislation, or on-going tax inquiries and the on-going tax audit of our subsidiary company in Australia may result in a higher level of income tax expense than that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2004 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                         Moldflow Corporation
              Unaudited Consolidated Statement of Income
                (in thousands, except per share data)


                                  Three Months Ended  Six Months Ended
                                  ------------------------------------
                                  Dec. 25,  Dec. 27, Dec. 25, Dec. 27,
                                      2004     2003     2004     2003
                                  --------- -------- -------- --------

Revenue:
 Product                             $9,562   $5,113  $17,489   $9,467
 Services                             6,695    5,518   12,750   10,675
                                  --------- -------- -------- --------
 Total revenue                       16,257   10,631   30,239   20,142
                                  --------- -------- -------- --------

Costs and expenses:
 Cost of product                      1,875      605    3,716    1,243
 Cost of services                     1,650      934    2,946    1,563
 Research & development               2,040    1,535    3,685    3,128
 Selling & marketing                  5,611    4,698   10,306    8,884
 General & administrative             3,066    2,117    5,576    4,031
 Amortization of intangible assets       73      110      151      221
                                  --------- -------- -------- --------
Total operating expenses            14,315    9,999   26,380   19,070
                                  --------- -------- -------- --------

Income from operations               1,942      632    3,859    1,072

Interest income (expense), net         384      290      730      558
Other income (loss), net                16        9      (42)     (34)
                                  --------- -------- -------- --------

Income before income taxes           2,342      931    4,547    1,596
Provision for income taxes             733      336    1,193      584
                                  --------- -------- -------- --------

Net income                          $1,609     $595   $3,354   $1,012
                                  ========= ======== ======== ========

Net income per common share:
 Basic                                $0.15    $0.06    $0.31    $0.10
 Diluted                              $0.14    $0.06    $0.29    $0.10
Weighted average shares:
 Basic                               10,674   10,059   10,651   10,054
 Diluted                             11,545   10,658   11,453   10,619


                         Moldflow Corporation
            Unaudited Condensed Consolidated Balance Sheet
                            (in thousands)

                                                   Dec. 25,  June 30,
                                                    2004      2004
                                                   -------- ----------

 Assets
 Current assets:
   Cash and cash equivalents                       $39,243    $35,987
   Marketable securities                            13,706     15,665
   Accounts receivable, net                         11,703      8,578
   Inventories, prepaid expenses and other current
    assets                                           7,167      6,751
                                                   -------- ----------
       Total current assets                         71,819     66,981

 Fixed assets, net                                   3,953      3,502
 Goodwill and other acquired intangibles assets,
  net                                               20,462     20,611
 Other assets                                        3,409      3,264
                                                   -------- ----------

       Total assets                                $99,643    $94,358
                                                   ======== ==========

 Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                                 $2,843     $3,251
   Accrued expenses                                 11,345      9,653
   Deferred revenue                                  8,263     10,013
                                                   -------- ----------
       Total current liabilities                    22,451     22,917

 Deferred revenue                                      589        605
 Other long-term liabilities                         1,218      1,257
                                                   -------- ----------
       Total long-term liabilities                   1,807      1,862
                                                   -------- ----------
       Total liabilities                            24,258     24,779
                                                   -------- ----------

 Stockholders' equity:
   Common stock                                        107        106
   Additional paid-in capital                       68,057     67,554
   Retained earnings / (accumulated deficit)         1,892     (1,462)
   Accumulated other comprehensive income            5,329      3,381
                                                   -------- ----------
       Total stockholders' equity                  75,385     69,579
                                                   -------- ----------

       Total liabilities and stockholders' equity  $99,643    $94,358
                                                   ======== ==========


                         Moldflow Corporation
       Unaudited Condensed Consolidated Statement of Cash Flows
                            (in thousands)


                                 Three Months Ended  Six Months Ended
                                 ------------------  -----------------
                                 Dec. 25,  Dec. 27,  Dec. 25, Dec. 27,
                                   2004     2003      2004     2003
                                 --------- --------  -------- --------


Cash provided by (used in)
 operating activities               $(718)   $(226)     $454      $61
Cash provided by (used in)
 investing activities                (108)    (664)      886      915
Cash provided by financing
 activities                           239       41       504      210
Effect of exchange rate changes
 on cash and cash equivalents         951    1,080     1,412    1,450
                                 --------- --------  -------- --------
Net increase in cash and cash
 equivalents                          364      231     3,256    2,636

Cash and cash equivalents,
 beginning of period               38,879   40,725    35,987   38,320
                                 --------- --------  -------- --------

Cash and cash equivalents, end of
 period                           $39,243  $40,956   $39,243  $40,956
                                 ========= ========  ======== ========


    CONTACT: Moldflow
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com
             or
             Investor relations:
             Suzanne MacCormack, 508-358-5848 x239
             suzanne_maccormack@moldflow.com